Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q3 2016 Earnings Call

Company Participants:

T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good morning and welcome to the Lexington Realty Trust Third Quarter Earnings Conference Call and Webcast. All participants will be in listen-only mode (Operator Instruction). After today's presentation, there will be an opportunity to ask questions. (Operator Instruction) Please note this event is being recorded. I would now like to turn the conference over to Heather Gentry. Please go ahead.

Heather Gentry:

Thank you, operator. Hi, and welcome to the Lexington Realty Trust Third Quarter 2016 Conference call. The earnings press release was distributed this morning and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on our website at www.lxp.com in the Investor section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes the expectations reflected in any forward-looking statements are based on reasonable assumptions. Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC and included the successful consummation of any lease, acquisitions, build-to-suit financing, disposition or other transaction or the final terms of any such transaction. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

References to Adjusted Company FFO refer to Adjusted Company FFO available to all equity holders and unit holders on a fully diluted basis. Operating performance measures of an individual investment are not presented or intended to be viewed as liquidity or performance measures that present a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

Joining me today to discuss Lexington's third quarter 2016 results are Will Eglin, Chief Executive Officer; Pat Carroll, Chief Financial Officer and other executive members of management. With that I will now turn the call over to Will.

Will Eglin:

Thank Heather, and good morning, everyone. We appreciate you joining our third quarter earnings call today. It was another productive quarter and overall, we were very pleased with our operating results. Our execution has been strong as we continue to focus on the key areas of our business, namely sales, leasing, balance sheet management and acquisitions. Leasing spreads were positive for the quarter on leasing volume of 1 million square feet and disposition activity of approximately $400 million was consistent with our expectations. We substantially reduced our leverage to a net debt-to-adjusted EBITDA of 5.3 times compared to 6.2 times the prior quarter and we ended the quarter with more cash than usual on our balance sheet due to the timing of sales.

We purchased one industrial asset in a prime distribution market just outside of Portland, Oregon during the quarter and I would expect you will see more industrial investment activity in the coming quarters. We also increased our quarterly dividend for the first time since 2014. The new annualized dividend of $0.70 per common share represents a $0.02 per common share increase.

The most notable disposition during the quarter was the sale of our three remaining New York City land investments, which turned out to be a great success. These investments produced strong cash flow and capital appreciation for our investors while we own them. We sold the investments for approximately $338 million at a better than expected cash cap rate of 4.6% and a GAAP cap rate of 13.6% after initially acquiring them in late 2013 for $302 million. The sale helped us reduce leverage considerably as a result of approximately $213 million of mortgage debt leaving the balance sheet and the cash proceeds allowed us to fully repay our credit facility and fund investments. We recognized a $65.5 million non-cash impairment charge with this sale, primarily due to the write-off of the deferred rent receivable which led to a net loss for the quarter of approximately $27 million.

Adjusted Company Funds from Operations per share for the quarter was $0.28 per share, representing another quarter of strong performance. Given the overall execution of our business plan and better visibility on transaction activity over the remainder of the year, we are moving our 2016 adjusted Company FFO guidance up on both the low and high-ends to a new range of $1.09 to $1.11 per share, from $1.07 to $1.10 per share.

Before I move into some more specifics around investments, dispositions and leasing, I want to highlight the Dow Chemical financing we touched upon in our second quarter call. At the beginning of the third quarter, we obtained a 20 year $197 million long-term non-recourse mortgage loan at a 4.04% fixed interest rate, which is secured by our $166 million build-to-suit project in Lake Jackson, Texas leased to Dow Chemical.

We limit our use of secured financing; but in this case, it made sense in order to extract significant immediate value from the asset. This financing illustrates how we can use secured financing to monetize the rent stream, lock-in a gain, and replace shorter-term debt with longer-term debt. It also shows how our build-to-suit strategy creates additional value for our shareholders.

Moving on to investments; during the quarter, we acquired a 508,000 square foot industrial asset in Wilsonville, Oregon for $43.1 million, at initial cash and GAAP yields of 6% and 7.2% respectively. The asset is net leased for 16 years with escalations of approximately 4.3% every two years and is located just outside of Portland in a supply-constrained strong distribution market with high barriers to entry. Originally a build-to-suit for Nike, the property was later reconfigured to multi-tenant use before the current tenant Pacific Foods of Oregon Inc. leased 100% of the space. Pacific Foods is a high quality tenant in the growing organic foods business.

In our build-to-suit program, we invested approximately $28 million in ongoing projects. Our joint venture completed construction of a private school in Houston, Texas, which serves grades K through 12 during the quarter. We have a 25% equity interest in the joint venture and a construction loan investment of $43.1 million as of September 30, 2016. This property falls into our specialty asset category and while these types of investments will never represent a large portion of our overall portfolio. From time to time, we will come across attractive joint venture opportunities like this one with a 20-year lease term annual rent escalations based on CPI and going in GAAP and cash cap rates of 7.8%.

We also expect three of the four buildings of the Dow Chemical build-to-suit to come online before the end of the year, with the fourth to follow in the first quarter of 2017. This will have a positive impact on our portfolio's weighted average lease term, portfolio occupancy rate, and tenant credit quality. As of September 30, 2016, we had investment commitments of approximately $128 million including the Dow Chemical project, in which funds are being held in escrow by the lender to complete the project. Additional details on our current build-to-suit funding projections can be found on page 16 of the supplement.

Our current investment commitments include $100 million for 2017 build-to-suit deliveries. We are focused on adding to our 2017 pipeline and are currently looking at approximately $200 million to $300 million of potential new investments. I would expect investment activity to increase moderately in the coming months.

In addition to build-to-suits, this includes sale leasebacks and properties subject to existing leases, primarily in the industrial space. Pricing is still fairly competitive, so we expect to remain disciplined and mindful of price per square foot in our underwriting. We believe asset pricing in the office build-to-suit market is still more attractive than straight purchases, so new office investments will, in most cases, be through build-to-suit opportunities where we can secure a long-term lease of typically 15 years to 20 years.

On the disposition front, we have nearly completed our 2016 sales program. Our execution has been quite successful with year-to-date wholly owned assets sales totaling approximately $616.2 million at an average cash cap rate of 5.1% and a GAAP cap rate of 10.6%. We sold 10 properties totaling $409 million during the quarter with subsequent dispositions of $40.3 million. This includes the three remaining New York City land investments, which we sold for $338 million at a cash cap rate of 4.6% and a GAAP cap rate of 13.6%. We also sold some vacant properties during the quarter and our Milford, Ohio office property was sold for $33 million. We recently renewed the lease on this space with Siemens and we're able to get an excellent price for the property as a result of the full occupancy and longer lease term. We have now exceeded the low end of our $600 million to $700 million disposition guidance and expect up to an additional $40 million in sales for the remainder of the year. We are also revising the estimated average cap rate range to 5% to 5.5% on a cash basis and 10% to 10.5% on a GAAP basis, which represents compression on both the high and low-ends of our prior cash cap rate guidance of 5.5% to 6.25%.

Turning to leasing, as of the end of the third quarter, we have completed approximately 4.1 million square feet of new leases and lease extensions. Third quarter leasing of approximately 1 million square feet led to both GAAP and cash rental increases of more than 1.4% on renewals. Lease renewal square footage for the quarter was comprised primarily of renewals with Owens Corning Insulating Systems in Hebron, Ohio for approximately 651,000 square feet across two properties. For new leases, during the quarter, we leased approximately 39% of our Temperance, Michigan property to Hollingsworth Logistics Corp after the previous tenant vacated at the end of July. We are actively marketing the remaining square footage and currently have several prospects looking at the space.

The Temperance vacancy was the primary driver for the decline in our occupancy for the third quarter, which came in at 95.3% at quarter-end. While this number has moved down over the last couple of quarters, we expect occupancy to be around 96% at year-end due to fourth quarter acquisition and disposition activity.

Subsequent to the end of the quarter, we executed a two-year lease renewal with Bay Valley Foods for their entire 300,000 square foot industrial space. We now have no meaningful lease expirations remaining in 2016. We have been proactively working on upcoming expirations and have already done a great deal of work on 2017 expirations through early renewals and sales. Of the remaining 2.1 million square feet of expirations in 2017, we are negotiating renewals with Arrow Electronics, New Cingular Wireless and United Healthcare. In addition, we are actively marketing properties with expected move-outs, including our Fishers, Indiana office property leased to Roche Diagnostics; our Houston office property leased to Transocean; our industrial property in Des Moines leased to Hewlett-Packard; and our industrial property in High Point, North Carolina leased to Steelcase.

Vacant space to lease or sell represents approximately 4.9% of the overall portfolio or 2.1 million square feet, including 104,000 square feet of newly vacated space in Rock Hill, South Carolina, where the tenant recently terminated the lease upon liquidation. This was largely due to government cuts in reimbursement for their toxicology business, which was the majority of their revenue. Annual rental revenue for this property was $1.9 million.

Our weighted average lease term at the end of the quarter was 8.6 years. This has come down from the previous quarter, mostly due to the New York City land sale. Following the sale, industrial revenue now makes up approximately 38% of the overall portfolio, up from 31% last quarter. We continue to concentrate on managing down our shorter-term leases and expect our weighted average lease term to grow moving forward as longer lease build-to-suit properties are completed and new purchases come into the portfolio. Our lease expirations remain well staggered with about 78% of our revenue from leases with built-in escalations.

In summary, we are very pleased with our progress. We've spent much of the year focused on improving the quality of our portfolio and creating a stronger balance sheet and this focus has paid off. Today, our 2016 disposition program is nearly complete, at better than expected pricing. We've enhanced our balance sheet flexibility with leverage at its lowest level in over five years and we have excess cash on the balance sheet that is likely to be used for investment purposes. With this work behind us, we believe we are well positioned to produce strong adjusted Company FFO per share in relation to our dividend and share price moving forward. We intend to finish out the year strong and as we look toward 2017, we will focus our attention on long-term growth opportunities with continued progress on sales, occupancy and extending lease term.

Now, I'll turn the call over to Pat who will review our financial results in more detail.

Pat Carroll;

Thanks Will. Hello, and good morning everyone. Financial results for the quarter were positive overall. Gross revenues for the quarter ended September 30, 2016 totaled $106.3 million, representing an approximate 1% increase compared with gross revenues of a $105.4 million for the same period in 2015. This was primarily a result of revenue generated from property acquisitions and new leases signed, offset by 2015 and 2016 property sales and lease expirations.

We posted a net loss attributable to common shareholders for the quarter ended September 30, 2016 of $26.7 million or $0.11 per diluted share compared to a net loss of $7.6 million or $0.03 per diluted share for the same time period in 2015. During the quarter, we recognized $72.9 million of non-cash impairment charges primarily the result of the sale of our New York City land investments due to the write-off of the deferred rent receivable balance of $91.2 million. This impairment, which totaled $65.5 million led to net loss attributable to common shareholders for the quarter ended September 30, 2016.

As Will mentioned previously, we purchased these investments for $302 million in the fourth quarter of 2013, and we sold them in the third quarter of 2016 for $338.2 million. Our 2016 guidance for net income attributable to common shareholders is now expected to be within a range of $0.40 to $0.44 per diluted common share. Keep in mind, this guidance is forward-looking, excludes the impact of certain items and is based on current expectations.

Adjusted Company FFO for the quarter was $67.5 million or $0.28 per diluted common share compared to $66.9 million or $0.27 per diluted common share for the same time period in 2015. As Will mentioned earlier, we revised our adjusted company FFO 2016 guidance upwards to $1.09 to $1.11 per diluted share from $1.07 to $1.10 per diluted share, primarily given continued execution of our business plan and better visibility on transaction activity for the remainder of the year.

Again, this guidance is forward looking, excludes the impact of certain items and is based on current expectations. For the quarter ended September 30, 2016, GAAP rents were in excess of cash rents by approximately $10.3 million, and for the nine months ended September 30, 2016, GAAP rents were in excess of cash rents by approximately $32.9 million. This relates primarily to our three New York City land investments, which were sold in September 2016. We'd expect this delta to come down significantly due to this sale. On page 20 of the supplement, we have included our estimates of both cash and GAAP rents for the remainder of 2016 and 2017 for leases in place at September 30, 2016. This does not assume any tenant re-leasing of vacant space, tenant lease extensions on properties with scheduled lease expirations, property sales or property acquisitions.

Same-store net operating income was $201.3 million for the nine months ended September 30, 2016, which represents a decrease of approximately 0.6% compared to the same time period in 2015. As we have said in the past, in 2015, we had two tenants that paid rent semi-annually. And for 2016, one of these tenants now pays rent monthly and one property is currently vacant. These changes primarily resulted in the decrease.

Property operating cost decreased $2 million for the quarter compared to the same time period in 2015 and decreased almost $11 million for the first nine months of the year compared to the same time period in 2015, primarily due to the sale of various multi-tenanted properties. G&A expenses were approximately $7.5 million for the third quarter of 2016 and $23 million for the nine months ended September 30, 2016. We are projecting G&A of approximately $31 million for the full year.

Now turning to the balance sheet, our balance sheet is in very good shape and provides ample flexibility as needed. As of September 30, 2016, we had a $160.2 million of cash on the balance sheet, including cash classified as restricted. The high cash balance is primarily a result of the timing of property sales. Restricted cash balances, primarily related to money held as lend to escrows, including to fund the construction of the Dow Chemical's build-to-suit.

For the quarter ended September 30, 2016, we had $1.9 billion of consolidated debt outstanding, which had a weighted average interest rate of 4.1%; of which, approximately 100% is at fixed rates, including debt currently covered by interest rate swaps. Our fixed charge coverage was approximately 2.5 times and net debt-to-adjusted EBITDA was approximately 5.3 times as of September 30, 2016.

As of September 30, 2016, we had approximately $16.8 million of non-recourse balloon mortgage payments, with an average interest rate of 6.3% coming due this year, all of which represent mortgages currently in default. As of September 30, 2016, our unencumbered asset base was approximately $3.3 billion or 74.2% of our NOI. As a percentage of NOI, our unencumbered asset base has increased by approximately 6.5% over the prior quarter.

As mentioned on our second quarter call, in July, we closed on $197.2 million, 20-year non-recourse financing secured by a build-to-suit projects in Lake Jackson, Texas. The loan bears interest at a fixed rate of 4.04% and provides for an $11.3 million balloon payment on maturity. We committed to fund up to approximately $166 million for the project in 2014. The current investment balance as of September 30, 2016 is $101.2 million. We expect three of the four buildings of this build-to-suit to come online by the end of this year with the fourth one to follow in the first quarter of 2017.

As part of our 2016 balance sheet strategy, this financing allowed us to replace shorter-term debt with some longer fixed rate debt. To date, we have retired $360 million of secured debt, which includes this $272 million retired during the quarter. We currently have no borrowings outstanding on our $400 million revolver as we repaid $123 million during the third quarter. Also in July, all $11.9 million that was outstanding on our 6% notes were satisfied.

During the quarter ended September 30, 2016, we paid approximately $2.6 million in lease cost and tenant improvements. We expect to incur a TI and leasing costs for the remainder of 2016 to range between $7 million and $10 million. Now I'll turn the call over back to Will.

Will Eglin:

Thanks Pat. Operator, I have no further comments at this time. So we are ready for you to conduct the question-and-answer portion of the call.

Operator:

(Operator Instruction) Our first question comes from Sheila McGrath, Evercore ISI.

Sheila McGrath - Evercore ISI – Analyst:

Good morning. Will, you've made progress in terms of deleveraging and also shifting the portfolio to longer-term lease assets, can you just remind us where you are now and how we should think about goals for 2017?

Will Eglin:

If you look at the balance sheet; at the end of last year, we were leveraged 6.7 times net debt-to-EBITDA, so the deleveraging has been pronounced down to 5.3 times. I think as we look at the Company; next year and going forward it looks to me like leverage will probably be somewhere between 5.5 times and under 6 times leveraged. So that's a very good position for us to be in. Almost 75% of our NOI is unencumbered. So from a balance sheet flexibility standpoint, we're arguably in the best shape we've ever been in.

We still have an interest in adding long-term leases to the portfolio and we have an interest in adding more industrial assets to the portfolio as well to try to not just have a balance between long-term revenue and revenue from leases shorter than 10 years, but also to have a balance between office and industrial and to work towards specifically a balance between office and industrial roll over in the shorter than 10-year lease portfolio. So, in addition to our typical build-to-suite and sale leaseback business, there is probably going to be some purchase activity around warehouse and distribution assets to help us toward those objectives.

Sheila McGrath:

And then, in terms of when we look at 2017 in terms of dispositions, this year was significant. We obviously aren't expecting that. But should we expect that funding most new investments will be with dispositions or how should we think about that?

Will Eglin:

We haven't given guidance for next year, but right now, we would expect that new investment activity would be funded principally with disposition proceeds. We're still quite focused on capital recycling. So I think that's our expectation at this point.

Sheila McGrath:

Okay. And last quick question, if you can just review for us, for modeling purposes, the point to that you said about the Dow Chemical phasing in, just kind of on timing?

Will Eglin:

Well, it is a four building complex. Three to four buildings will come-in in the fourth quarter. The fourth one will come in in the first quarter. For a full year, the Dow Chemical has about a $0.02 impact on FFO, ratably each quarter. I would use that as an estimate for modeling.

Operator

Our next question comes from Craig Mailman, KeyBanc Capital Markets.

Laura Dickson - KeyBanc Capital Markets – Analyst:

Hey everyone. This is Laura Dickson here with Craig. I was just wondering how you view your cost of capital here. REITs have generally taking a breather since early September. So curious if this has impacted your appetite for investments if it all?

Will Eglin:

Well, we've been focused primarily on reinvesting disposition proceeds with the plan coming in at -- so far at 5.1% cap rate. It's been fairly easy to reinvest the money at the higher going in yields. So we haven't contemplated issuing equity to fund any investment activity. So share prices go up and down, it's been a very volatile year. But the plan has not been to use equity this year to fund any growth initiatives, but to rely on sale proceeds and pricing we've gotten in the disposition program has been really good. So that's, I think, our view on that. We do have more cash on the balance sheet than usual right now. So there should be, to the extent we can put that to work, some accretion from that investment activity.

Laura Dickson:

Okay, yes. And that makes sense and I was just curious, outside of New York land sales, can you talk about like the types of buyers that you're seeing for your assets?

Will Eglin:

It's a very wide ranging pool of investors that we sell to, depending on the asset. We've sold a couple of office buildings with roughly 10 years of lease term to non-traded REITs. But the purchaser of an empty building is a completely different animal. So the buyer of the New York land was a wealthy family. So it really runs the gamut depending on what type of property we're selling, the nature of the lease term, how asset management intends that the asset might be. But so far, the depth of buyers and the pricing that we've been getting have been very satisfactory and we've done better this year than we thought we would do when the year began.

Laura Dickson:

And then just lastly, I was curious, probably you said 74% of NOI comes from unencumbered assets. So just curious if you have like a target range that you'd like that to be in?

Will Eglin:

Honestly, the target was to be between 65% and 70%. So we've gone beyond what our short-term objectives were. So my expectation is it will fluctuate, but it should be around 70% going forward.

Operator

Our next question comes from Kyle McGrady, Stifel.

Kyle McGrady - Stifel – Analyst:

Along the lines of your Jackson build-to-suit, are there any future build-to-suits or larger scale acquisitions you're planning on a one-off basis and what specific asset classes would you be targeting? Thanks.

Will Eglin:

Looking at the pipeline, there isn't a single one-off transaction that's anywhere near that dollar commitment for Lake Jackson, most of what we tend to look at is in the $30 million to $50 million range, and anything that we're looking for purchase that's subject to lease is industrial. We're interested in adding office to the portfolio to the extend it's a build-to-suit or sale leaseback where we can get 15 years or 20 years of term and we will look at warehouse and distribution on shorter lease term than that, but that would be the sole exception.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

Will Eglin:

Thanks again, everyone, for joining us this morning. We continue to be very pleased with the progress we're making and the solid execution of our business strategy. We're very excited for what's to come in 2017 and we continue to be very focused on ways to create further shareholder value.

We thank you again for your continued participation and support. And if you would like to receive our quarterly supplemental package, please contact Heather Gentry or you can find additional information on the Company on our website at www.lxp.com. And in addition, as always, you may contact me or the other members of our senior management team with any questions. Thanks again for joining us today and have a great day.